Exhibit 99.1

2 Batterymarch Park, Suite 301, Quincy, MA 02169

News Release

For Immediate Release September 20, 2021	For More Information, Contact: William M. Parent, President and Chief Executive Officer (617-925-1955)

RANDOLPH BANCORP, INC. AND ENVISION BANK ANNOUNCE DIRECTOR RETIREMENT

QUINCY, Massachusetts, September 20, 2021 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Envision Bank (the “Bank”), today announced that Paul R. Donovan will retire as a member of the board of Directors of the Company and the Bank, effective September 20, 2021.

“It has been an honor to work with Paul over the past eight years,” said Kenneth K. Quigley, Jr., Board Chair of the Company and the Bank. “On behalf of the Board and the entire team, I want to thank Paul for his stewardship and thoughtful insights, especially on matters concerning information technologies which are critical for our business. His many contributions will have a lasting impact on the Company for years to come.”

On July 15, 2021, the Company announced the appointment of Evelyn Kaupp, Ronald Perry and Pamela Scott to the Board. Their appointment served to allow the Board to maintain effectiveness through the retirement of Mr. Donovan and fellow long-standing members John O’Connor and Janis Wentzell, who will retire as board members over the next six months upon attaining age 75.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Envision Bank and its Envision Mortgage Division. Envision Bank is a full-service community bank with five retail branch locations, loan operations centers in North Attleboro and Quincy, Massachusetts, three loan production offices located in Massachusetts and one loan production office in Southern New Hampshire.

2 Batterymarch Park, Suite 301, Quincy, MA 02169  |  877.963.2100  |  randolphbancorp.com

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